ECD ENHANCES SENIOR MANAGEMENT TEAM WITH THREE NEW HIRES

Rochester Hills, Mich., Jan. 10, 2008 – Energy Conversion Devices, Inc. (ECD) (Nasdaq: ENER), a leading global manufacturer of thin-film solar laminates, today announced three new additions to its senior management team, reporting directly to President and CEO Mark Morelli.

Joseph Conroy, 44, Vice President – Operations

With more than 20 years of experience in strategic manufacturing, Mr. Conroy will oversee all of ECD’s photovoltaic (PV) manufacturing activities, including Production Technology, Manufacturing, Supply Chain Management and the further expansion of ECD’s global manufacturing footprint. Mr. Conroy joins the Company from American Axle & Manufacturing, Inc. where he worked in executive leadership positions. Previously, he held progressive manufacturing leadership roles with General Motors for eight years. Mr. Conroy holds a MBA from Wayne State University and a BSME from GMI.

Marcelino Susas, 41, Vice President – Strategic Marketing

Mr. Susas will lead ECD’s initiatives to assess global marketing opportunities and drive strategic planning for capturing market share and long-term profitability. He has experience in marketing, business development and business line management in both the Energy and Building Materials industries. Mr. Susas joins ECD from CertainTeed Corporation where he managed a building materials supply business. He has an MBA from New York University’s Stern Graduate School of Business and holds a BS in Electrical Engineering from the New Jersey Institute of Technology.

Corby C. Whitaker, 38, Vice President – Global Sales

Mr. Whitaker is responsible for the company’s global PV sales, including growing and managing its global sales organization. He joins ECD from Johns Manville Corporation, and has extensive sales leadership experience in the building products, energy and engineered products industries. Mr. Whitaker holds a BSME from Texas A&M University.

“I am delighted to welcome Joe, Marcelino and Corby to ECD,” said Mark Morelli, ECD’s president and CEO. “Our organization is already benefiting from their collective experience as we continue to ramp up our manufacturing capacity to meet the growing worldwide demand for our UNI-SOLAR® laminates.”

ECD also announced today the retirement of James R. Metzger, Executive Vice President effective January 4, 2008. Mr. Metzger, 60, was a director of ECD from July 2000 to February 2004. He joined ECD in 2003 as its Chief Operating Officer and was appointed Executive Vice President in 2004.

“I want to personally thank Jim for his support and counsel during my transition and wish him all the best in his retirement,” added Morelli. “His hard work and dedication, most recently

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guiding the company through a difficult restructuring program, helped put us on the path towards sustainable profitability by the end of the current fiscal year.”

About Energy Conversion Devices

Energy Conversion Devices, Inc. (NASDAQ: ENER) manufactures and sells thin-film solar laminates that convert sunlight to energy. Distributed globally under the UNI-SOLAR® brand by its subsidiary, United Solar Ovonic, the company's products are based on proprietary technology and offer superior cost-effective solutions for roofing applications because they are lightweight, durable, flexible, can be integrated directly with building materials, and generate more energy in real-world conditions. ECD pioneers other alternative technologies, including a new type of nonvolatile digital memory technology that is significantly faster and less expensive, ideal for use in a variety of applications, including cell phones, digital cameras and personal computers. For more information, please visit www.ovonic.com.

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